Exhibit 99.1

Press release

12.21.2016

BBVA Compass names Garanti Bank’s

Onur Genç as CEO

•	Manolo Sánchez to remain as chairman

HOUSTON – BBVA Compass today named Garanti Bank’s Onur Genç as its next CEO and announced that Manolo Sánchez will become its non-executive chairman, strengthening the management structure of the BBVA Group’s U.S. franchise.

Onur Genç is currently deputy CEO of Garanti Bank, Turkey’s largest bank by market capitalization ($9 billion) and the BBVA Group’s most advanced franchise in digital sales. Genç leads Garanti’s retail banking, private banking and asset management efforts, among other responsibilities. He joined the bank in 2012 and was named deputy CEO in 2015. Garanti serves about 14.4 million customers1 and is the top institution among private banks in Turkey in terms of mortgages, consumer loans, auto loans and credit cards. BBVA is Garanti’s largest shareholder with a 39.9 percent stake.

Prior to Garanti, Genç was a senior partner and Turkey office manager at McKinsey & Company, joining the global management consultancy firm in Canada. He became partner in 2004, rising to senior partner and Turkey Office Manager in 2009 at age 34. Genç started out his career in 1997 as a financial controller for American Airlines in Dallas, Texas. He holds a bachelor’s in electrical engineering from Boğaziçi University in Istanbul and a master’s from Carnegie Mellon University in Pittsburgh, Pennsylvania. Genç is married and the father to 12-year old twins.

“BBVA is a global financial group that can tap the world’s best talent and Onur is a clear example of that,” Sánchez said. “I am looking forward to helping him take BBVA Compass to the next level.”

Sánchez will remain as chairman of BBVA Compass, extending a career of more than 25 years with the BBVA Group. He was named country manager for BBVA in the U.S. in 2010, and previously worked for the BBVA Group in Mexico, New York, Paris and Madrid.

“I am thrilled to have this opportunity,” Genç said. “I can´t wait to join the team and to work with Manolo to extend the success story of BBVA Compass.”

The appointment will be effective during the first quarter of 2017.

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1	As of September 30, 2016.

Press release

12.21.2016

Contact details:
Christina Anderson	Ed Bilek
Corporate Communications	Investor Relations
Tel. 205-524-5214	Tel. 205.297.3331
christina.anderson@bbva.com	ed.bilek@bbva.com

About BBVA Group

BBVA Compass is a subsidiary of BBVA Compass Bancshares Inc., a wholly owned subsidiary of BBVA (NYSE: BBVA) (MAD: BBVA). BBVA is a customer-centric global financial services group founded in 1857. The BBVA Group is the largest financial institution in Spain and Mexico, has leading franchises in South America and the Sunbelt region of the United States and is also the leading shareholder in Garanti, Turkey's largest bank based on market capitalization. Its diversified business is focused on high-growth markets and it relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies best practices. The Group is present in the main sustainability indexes. More information about the BBVA Group can be found at bbva.com.

Press release

12.21.2016

About BBVA Compass

BBVA Compass is a Sunbelt-based financial institution that operates 674 branches, including 345 in Texas, 89 in Alabama, 75 in Arizona, 62 in California, 45 in Florida, 38 in Colorado and 20 in New Mexico. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (4th). BBVA Compass was recently named Best Digital Bank in North America by global finance magazine Euromoney and the best regional bank in the South & West and best mobile app in Money magazine’s 2015-2016 list of the Best Banks in America. Additional information about BBVA Compass can be found at bbvacompass.com, by following @BBVACompassNews on Twitter or visiting newsroom.bbvacompass.com.

Editor's Note:

BBVA Compass is a trade name of Compass Bank.